Exhibit 99.1

Senseonics Executes Agreement with Diasend

Companies to Collaborate on Integrated Continuous Glucose Data Management Solution

GERMANTOWN, MD – February 2, 2016 – Senseonics Holdings, Inc.  (OTCBB: SENH),   a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced that it has signed a collaboration agreement with Diasend that will allow clinical review of patients’ CGM data from the Eversense® Continuous Glucose Monitoring (CGM) System  using the diasend® Clinic and diasend® Personal solutions. Under this agreement, the two companies will work together to enable clinicians and patients to utilize the diasend® solution to review past Eversense CGM data along with insulin pump and activity tracker data.

Senseonics is developing Eversense as a reliable, long-term implantable CGM system to continually and accurately measure glucose levels in people with diabetes for a period of up to 90 days, while the diasend solutions allow users to review glucose reports in familiar and unified formats. The companies are collaborating to integrate Eversense CGM system with the diasend® solutions, thereby allowing clinicians and patients to access 90 days of continuous glucose data from a single CGM sensor to aid in optimizing therapy regimens.

“We believe that turning data from CGM and or pump devices into actionable data is extremely important to users,” said Dr. Tim Goodnow, CEO and President of Senseonics.  “Our aim with the Eversense CGM system is to help people with diabetes spend less time managing their devices and more time managing their diabetes. In our clinical trials we have observed the Eversense sensor to last up to 90 days, the smart transmitter is removable and can provide on-body vibe alerts and the mobile application provides real-time glucose readings and alerts. We have also incorporated easy to understand pre-formatted glucose reports so users can see past data and trends directly on the application.  Senseonics is extremely pleased to be working with a partner as valuable as Diasend, a company that is already well-known and trusted by the diabetes community, to allow users to have access to additional historical data and a more comprehensive data management solution.”

“Our solution is currently used in over 2,500 clinics, by more than 130,000 patients every month across the world,” said Anders Sonesson, CEO and Founder of Diasend.  “Clinics have come to rely on our unified reports for all different patient devices on the market today. By providing the Eversense CGM’s 90-day data along with other devices in familiar looking reports, we will contribute to a consistent analysis that is optimal for both healthcare professionals in the clinic environment and for a person with diabetes in a home setting via the diasend® Mobile app or web application.”

Both companies expect to initially target the European market for the integrated Eversense and diasend® solution.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy.  The Eversense CGM system includes a small sensor, smart transmitter and mobile application. Based on fluorescence sensing technology, the sensor is designed to be inserted subcutaneously and communicate with the smart transmitter to wirelessly transmit glucose levels to a mobile device. After insertion, the sensor is designed to continually and accurately measure glucose levels.  For more information on Senseonics, please visit www.senseonics.com.

About Diasend

Diasend simplifies life for people with diabetes and facilitates the work of their health care providers by optimizing diabetes data management. The company’s comprehensive and market leading solution involves transmitting, storing and analyzing data from more than 130 different glucose meters, insulin pumps, CGM systems and leading activity trackers – allowing patients and caregivers to easily access the exact same information. Diasend’s products and services, all FDA-approved and CE-marked, are currently used in 17 countries. Headquarters are located in Gothenburg, Sweden – with subsidiaries in Chicago and London. For more information, please visit www.diasend.com.

Forward Looking Statements

Certain statements contained in this press release, other than statements of fact that are independently verifiable at the date hereof, may constitute “forward-looking statements.” These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control. Other risks and uncertainties are more fully described in the section entitled “Risk Factors” in Senseonics Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2015. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

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Contact:
Mirasol Panlilio, VP, Global Sales and Marketing
Senseonics Holdings, Inc.
(408) 439-3593
mirasol.panlilio@senseonics.com